SCHULTE ROTH & ZABEL LLP

919 Third Avenue
New York, NY 10022
(212) 756-2000
fax (212) 593-5955

www.srz.com

February 18, 2015

VIA EDGAR

Securities and Exchange Commission

Division of Investment Management

100 F Street N.E.

Washington, D.C. 20549-0508

Re:	Lazard Alternative Emerging Markets 1099 Fund (fka Lazard Alternative Strategies 1099 Fund)

On behalf of Lazard Alternative Emerging Markets 1099 Fund (fka Lazard Alternative Strategies 1099 Fund (the "Fund"), we are hereby transmitting for filing with the Securities and Exchange Commission, the final amendment to the Fund's Issuer Tender Offer Statement on Schedule TO.

Please call the undersigned at (212) 756-2149 with any questions or comments. Thank you for your assistance regarding this matter.

Very truly yours,

/s/ Pamela Poland Chen

Pamela Poland Chen

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